Trust I:

Sub-Item 77D

The JPMorgan California Tax Free Bond Fund, JPMorgan Intermediate Tax Free Bond
Fund and JPMorgan New York Tax Free Bond Fund each changed from a non-
diversified fund to a diversified fund as of May 5, 2008.

Sub-Item 77D

The JPMorgan Real Return Fund changed from a non-diversified fund to a diversified fund as of July 1, 2008.